Exhibit 99.1

For Immediate Release:	October 29, 2014

Investor Relations Contact:	Media Relations Contact:

Marliese L. Shaw	Adam J. Jeamel
Executive Vice President, Investor Relations Officer	Vice President, Corporate Communications
United Bank	United Bank
860-291-3622	860-291-3765
mshaw@bankatunited.com	ajeamel@bankatunited.com

United Financial Bancorp, Inc. (UBNK)

Announces Completion of Stock Repurchase Plan

GLASTONBURY, Conn., October 29, 2014 – United Financial Bancorp, Inc. (“United Financial” or the “Company”) (NASDAQ Global Select Stock Market: “UBNK”), the holding company for United Bank (the “Bank”), today announced that it completed the remaining authorized repurchases under its second stock purchase program. This stock buyback plan was initiated in May 2013, immediately upon completion of the Company’s first stock buyback plan. Under this plan, the Company was authorized to repurchase up to 2,730,026 shares, or 10% of the outstanding shares at the time the plan was approved. As of October 28, 2014, the Company had repurchased all of the shares authorized in the program at an average cost of $13.12 per share. The average closing price of the Company’s common stock over this time period was $13.31 per share. Note that during this the time period from its merger announcement in November 2013, until after the merger closed on April 30, 2014, the Company was precluded from repurchasing shares.

The Company announced earlier this month that it has adopted a third share repurchase program which will commence now that the second authorization is complete. The new repurchase program will allow for the purchase of an additional 2,566,283 shares, or approximately 5% of outstanding shares.

“We are pleased to be announcing the completion of our second stock repurchase program,” stated William (Bill) H. W. Crawford, IV, Chief Executive Officer (CEO) of United Financial Bancorp, Inc. and United Bank. “Capital efficiency is a key driver of valuation; therefore Management will strive to become capital efficient using all available tools in a prudent manner.”

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Central and Southern Connecticut, and Western and Central Massachusetts. On April 30, 2014, United Bank and Rockville Bank completed a transformational

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merger of equals bringing together two financially strong, well-respected institutions and creating a leading New England bank with more than 50 branches in two states and $5 billion in assets. The combined Company, known as United Financial Bancorp, Inc. trades on the NASDAQ Global Select Stock Exchange under the ticker symbol “UBNK”.

For more information about United Bank’s services and products call (866) 959-BANK or visit www.bankatunited.com. For more information about United Financial Bancorp, Inc., visit www.unitedfinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

To download United Financial Bancorp, Inc.’s investor relations app on your iPhone or on your iPad, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit: https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://play.google.com/store/apps/details?id=com.theirapp.ubnk for your Android mobile device.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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